AGREEMENT

MEMORANDUM OF AGREEMENT ENTERED INTO BY AND BETWEEN:

ODYSSEY OIL & GAS, INC.
A Florida, USA registered Corporation

(“Odyssey”)

And

ALG BIO OILS LIMITED.

(“ALG” or “The Company”)

And

Bio Oils Trust

A Cyprus Trust

(“Trust”)

PREAMBLE:

AND WHEREAS the parties have agreed to enter into a final Agreement between the parties;

AND WHEREAS this agreement replaces all previous agreements;

NOW THEREFORE IT IS AGREED AS FOLLOWS:

a.
Odyssey shall transfer to Trust 30 million (thirty million) common rule 144 shares in Odyssey Oil & Gas, Inc., on signature of this agreement and the signing of an agreement with Xstrata Alloys on the same terms and conditions as per the attached Letter of Intent. Annexure A

b.
Odyssey shall transfer to Interco Holdings Ltd 5 million (five million) common rule 144 shares in Odyssey Oil & Gas, Inc., on signature of this agreement and the signing of an agreement with Xstrata Alloys on the same terms and conditions as per the attached Letter of Intent. Annexure A

c.	Odyssey shall transfer to Trust 25 million (twenty five million) common rule 144 shares in Odyssey Oil & Gas, Inc., on the successful commissioning of the pilot plant.

d.	Odyssey shall transfer to Trust 25 million (twenty five million) common rule 144 shares in Odyssey Oil & Gas, Inc., on the ordering of the commercial plant.

e.	Odyssey shall transfer to Trust 25 million (twenty five million) common rule 144 shares in Odyssey Oil & Gas, Inc., on the commissioning of the commercial plant.

Trust shall transfer to Odyssey 100% (one hundred percent) of the Issued share capital in ALG. These shares to be held in trust by Attorneys Maartens Van Rensburg until the payment of a. above at which time they shall be handed over to Odyssey.

1.	INTERPRETATION AND PRELIMINARY

The headings of the clauses in this agreement are for the purpose of convenience and reference only and shall not be used in the interpretation of nor modify nor amplify the terms of this agreement nor any clause hereof. In this agreement, unless a contrary intention clearly appears:

1.1	words importing:

1.1.1   any one gender include the other two genders;

1.1.2   the singular include the plural and vice versa; and

1.1.3	natural persons include created entities (corporate or non-incorporate) and vice versa;

1.2	the following terms shall have the meanings assigned to them hereunder and cognate expressions shall have corresponding meanings, namely:

1.2.1   “the Company” as defined in the description of the parties above;

1.2.2
“the Controlling Shareholder” means in respect of any company which may be or become a shareholder in the Company and of which its shareholding in the Company is its major asset, the registered holders of the controlling common shares in such company or controlling interest in such close corporation, as the case may be, as at the date on which that company acquires or is allotted common shares in the Company;

1.2.3   an “Immediate Relation” of a shareholder means a person who is:

1.2.3.1   that shareholder’s spouse;

1.2.3.2   a child (including an adopted child) of that shareholder;

1.2.4	“the Shareholders” means the shareholders in the Company from time to time;

1.3	any reference to an enactment is to that enactment as at the date of signature hereof and as amended or re-enacted from time to time;

1.4
if any provision in a definition is a substantive provision conferring rights or imposing obligations on any party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the body of the agreement;

1.5
when any number of days is prescribed in this agreement, same shall reckoned exclusively of the first and inclusively of the last day unless the last day falls on a Saturday, Sunday or public holiday, in which case the last day shall be the next succeeding day which is not a Saturday, Sunday or public holiday;

1.6	where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail;

1.7	expressions defined in this agreement shall bear the same meanings in schedules or annexures to this agreement which do not themselves contain their own definitions.

2.	SHAREHOLDING IN THE COMPANY

2.1	Forthwith after the signing of this agreement the parties shall cause the Company to sign all documentation to effect the following in respect of the Company:

2.1.1	The name of the Company shall be ALG BIO OILS LIMITED.

2.1.2	The Authorized share capital of the Company will be 1,000

(one thousand) Ordinary Shares.

2.1.3	The issued share capital of the Company will be 1,000 (One thousand) Ordinary Shares.

2.1.4	The main object and business of the Company will be to acquire and operate a bio fuel plant and will be described in the Articles of Incorporation of the Company as at date of incorporation.

2.1.5   The auditors of the Company initially will be Willie Burger Auditors

2.1.6	The registered office of the Company initially will be the registered address of the Company as at date of incorporation.

2.1.7
The remaining terms of the Articles of Incorporation of the Company and the By-laws of the Company will be the Articles and Incorporation and By-laws as at date of incorporation, read simultaneously with the stipulations of this Shareholders’ Agreement.

2.1.8	ALG BIO OILS LIMITED is the 100% (one hundred percent) shareholder of ALG Western Oil (Pty) Ltd (2006/035439/07).

2.2	Within 14 (FOURTEEN) days after the date of signature of this Agreement -

2.2.1
the parties shall be obliged to procure that the Company ratifies and adopts in writing the provisions of this agreement and that the shares referred to in clauses 2.1.3 are duly allotted and issued against payment of the necessary subscription price into the name of Odyssey;

3.	CONFLICTS WITH MEMORANDUM AND/OR ARTICLES OF INCORPORATION

3.1
The Shareholders undertake forthwith hereafter to take all such steps and do all such things as may be necessary to alter the articles of incorporation and By-Laws of the Company so as to reflect, insofar as may be appropriate, the provisions of this agreement.

3.2
Notwithstanding the provisions of clause 3.1 until such time as the articles of incorporation and By-Laws of the Company are amended as aforesaid, if there is any conflict between the provisions of this agreement and the memorandum and articles of association of the Company at any time, the provisions of this agreement shall prevail.

4.	APPOINTMENT OF DIRECTORS

Odyssey shall be entitled by written notice to the company to appoint 2 (TWO) directors of the Company and Trust shall be entitled by written notice to the company to appoint 2 (TWO) directors of the Company. Such shareholder shall be entitled to remove any such director appointed and to replace any such director who is so removed or who ceases for any other reason to be a director of the Company. No person other than a Shareholder or its nominee may be appointed as a director without the prior written approval of the other Shareholders, which undertake not to withhold such approval unreasonably.

5.	QUORUM FOR DIRECTORS’ MEETINGS

The quorum for any directors’ meetings of the Company shall be 2 (TWO) directors or the alternate(s) of any such directors.

6.	QUORUM FOR SHAREHOLDERS’ MEETINGS

The quorum for shareholders’ meetings of the Company shall be the Odyssey present in person or by proxy: Provided that if, within 30 (THIRTY) minutes from the time appointed for a meeting, a quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place or, if that day be a public holiday, to the next succeeding day other than a Saturday, Sunday or public holiday and if, at such adjourned meeting, a quorum is not present within 30 (THIRTY) minutes from the time appointed for the meeting, the Shareholders then present in person or by proxy shall be a quorum.

7.	PRESIDING CHAIRMAN OF MEETING

Odyssey shall appoint the person to preside as the chairman of any shareholders’ or directors’ meeting. Such chairman shall not have a casting vote.

8.	RESOLUTIONS

8.1	Resolutions of directors of the Company in order to be of force and effect must be approved by the majority of the directors present at a meeting.

8.2
Resolutions of Shareholders of the Company (other than special resolutions) in order to be of force and effect must be approved by the majority of the Shareholders of the Company present at any meeting in person or by proxy.

9.	DEADLOCK

9.1
If in terms of the aforegoing provisions, the required majority for the passing of a directors’ resolution cannot be obtained, such particular resolution only shall cease ipso facto to be within the directors’ domain and shall be put to the Shareholders.

9.2
If in terms of the aforegoing provisions there is a deadlock between the Shareholders a dispute shall be deemed to exist between the Shareholders, which shall be dealt with as contemplated in clause 10.3. Any such deadlock shall not constitute a ground for the winding up of the Company.

9.3	Any dispute between the Shareholders shall be submitted to informal arbitration on the following basis:

9.3.1	The parties shall use their best endeavors to ensure that the arbitration is held and concluded and a decision handed down within 14 (FOURTEEN) days after the arbitration has been demanded.

9.3.2
The arbitrator shall be a person nominated by the parties or failing agreement between them within 14 (FOURTEEN) days after the arbitration has been demanded shall be a person appointed by the president for the time being of the arbitration foundation with jurisdiction.

9.3.3	The arbitrator shall have the fullest and freest discretion with regard to the proceedings but shall make his decision in the best interests of the Company.

9.3.4	The arbitrator’s decision shall be deemed to be a resolution of the Shareholders and shall be final and binding. The arbitrator may make an award as to his costs.

Pending the outcome of any arbitration, in the interim period, insofar as concerns the disputed resolution, the Company’s auditors shall determine in their sole and absolute discretion (acting as experts and not as arbitrators, their decision being final and binding on the parties) how the business of the Company should be conducted for that interim period.

10.	PRE-EMPTIONS AND TRANSFERS OF ORDINARY SHARES

10.1
Unless otherwise agreed in writing by all the Shareholders of the Company, a Shareholder may sell or otherwise dispose of the ordinary shares held by it in the Company only in terms of this clause 10 and only if, in one and the same transaction, it likewise sells, disposes of or alienates a pro rata ordinary share of its claim against the Company on loan account (“the Loan Account”). Furthermore the provisions of this clause 10 shall also apply mutatis mutandis to any rights offers or allotments made to any ordinary Shareholders. Accordingly, all references in this clause 10 and in the lien, transmission and forfeiture provisions of the articles of association of the Company to the offer, sale, disposal, alienation, transfer or transmission of a ordinary share in the Company shall, unless the context otherwise requires, be deemed to apply also to the pro rata share of the Loan Account of the holder of such ordinary share and to any rights offers or allotments.

10.2

10.2.1
When it is intended to dispose of the ordinary shares of a Shareholder (other than in terms of clause 10.2), the disposer shall offer the ordinary shares in writing to Trust, stating the price (which shall sound in money in South African currency) and the terms of payment required by it and no other terms shall be stipulated save for that contemplated in clause 10.7 and if it intends selling to a particular third party if the offer is not accepted by Trust, it shall disclose the name of such third party.

10.2.2
If, within 7 (SEVEN) days after the receipt of the offer (during which period the offer shall be irrevocable), it is not accepted in writing in respect of all the shares offered, by Trust, the disposer may, within a further 7 (SEVEN) days, but not thereafter: Provided that the offeree Trust has consented in writing to the disposal of the ordinary shares (on the basis set out hereafter) to the named third party (which consent Trust undertakes shall not be unreasonably withheld by it), dispose of the ordinary shares offered (but not fewer) to the third party only, at a price not lower and on terms not more favourable to such person than the price and terms at and on which Trust was entitled to purchase them. If Trust fails or refuses unreasonably to consent in writing to the disposal to the named third party, the disposer shall not be entitled to require the Company to be wound up.

10.3
Any disposal of ordinary shares to any non-shareholder of the Company shall be subject to the condition that the transferee shall undertake in writing not to operate in competition with the business of the Company, whilst it is a Shareholder.

10.4	Subject to clause 10.7, transfer of any ordinary shares acquired in terms of this clause 10 shall be given to the person so acquiring them.

10.5
Except as provided in clauses 10.2, 10.3, or in any written agreement in force between all the Shareholders, no share may be disposed of, pledged or transferred without the written consent of all Shareholders or the sanction of a resolution passed unanimously at a meeting at which all Shareholders were present or represented.

10.6
Notwithstanding anything to the contrary herein contained, no ordinary share shall be transferred to a non-shareholder including the heirs or beneficiaries of any Shareholder unless it agrees to be bound by any written agreement in force between the Company and its Shareholders and/or between the Shareholders governing their relationship as Shareholders in the Company and nominates a domicilium citandi et executandi for the purposes of clause 17.

11.	BLANK

12.	CAPITAL AND LOAN ACCOUNTS

12.1	The amount of funding required from time to time by the Company shall be determined by the board of directors of the Company.

12.2	All funding required from time to time as determined in accordance with the provisions of clause 12.1, after having regard to such funding as is made available to the Company from outside sources.

12.3	Save as may be otherwise determined by all the Shareholders of the Company in writing, shareholders’ Loan Accounts against the Company shall be subject to the following terms and conditions:

12.3.1	Subject to clause 12.4, they shall bear interest at the publicly quoted basic rate per annum ruling from time to time at which Bank of America lends on overdraft, compounded monthly in arrear.

12.3.2	Subject to clauses 12.3.3 and subject to the availability of funds of the Company, they shall be repaid as may be agreed from time to time between the Company and all its Shareholders.

12.3.3	They shall in any event be repaid on the granting of any order (whether provisional or final) placing the Company under judicial management or in liquidation.

13.	DIVIDENDS

The Shareholders shall procure that the Company shall (subject to its present and reasonably anticipated future requirements of working and expansion capital and provided that the Company does not borrow funds in excess of its funding policy and gearing ratio from time to time to enable it to pay the dividend) declare and pay dividends as decided by the directors from time to time of the distributable profits of the Company (for which purpose secondary tax on companies in respect of the dividend in question shall be taken into account in determining the amount of the distributable profits) in each of its financial years which declaration and payment shall be made within 60 (SIXTY) days after the end of each financial year.

14.	INSPECTION OF BOOKS AND RECORDS

The books of account and other books and documents of the Company shall be kept at the registered office, and, subject to any reasonable restrictions as to the time and manner of inspecting the same that may be imposed by a resolution of the members of the Company in general meeting, shall be open to the inspection of the members during the hours of business.

15.	QUASI-PARTNERSHIP

Shareholders shall owe to each other a duty of good faith at all times. Their relationship shall be construed as that of quasi-partners.

16.	WHOLE AGREEMENT, NO AMENDMENT

16.1	This agreement constitutes the whole agreement between the parties relating to the subject matter hereof.

16.2
No amendment or consensual cancellation of this agreement or any provision or term thereof or of any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this agreement and no settlement of any disputes arising under this agreement and no extension of time, waiver or relaxation or suspension of any of the provisions or terms of this agreement or of any agreement, bill of exchange or other document issued pursuant to or in terms of this agreement shall be binding unless recorded in a written document signed by the parties. Any such extension, waiver or relaxation or suspension which is so given or made shall be strictly construed as relating strictly to the matter in respect whereof it was made or given.

16.3
No extension of time or waiver or relaxation of any of the provisions or terms of this agreement or any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this agreement, shall operate as an estoppel against any party in respect of its rights under this agreement, nor shall it operate so as to preclude such party thereafter from exercising its rights strictly in accordance with this agreement.

16.4	No party shall be bound by any express or implied term, representation, warranty, promise or the like not recorded herein, whether it induced the contract and/or whether it was negligent or not.

17.	DELIVERY ADDRESS

17.1
The parties choose as their delivery address for all purposes under this agreement, whether in respect of court process, notices or other documents or communications of whatsoever nature (including the exercise of any option), the following addresses:

17.1.1	Odyssey Oil & Gas, Inc.
18 George Avenue
Rivonia, 2128
South Africa
Telephone:  +27 (11) 807-1446
Fax:  +27 (11) 807-1449

17.1.2	Trust
Limossol
Cyprus
Telephone:
Fax:

17.1.3	The Company:
73 Drakensberg Drive
Waterkloof 0181
South Africa
Telephone: +27 (12) 361-2212
Fax:  +27 (12) 348=3565

17.2	Any notice or communication required or permitted to be given in terms of this agreement shall be valid and effective only if in writing but it shall be competent to give notice by telefax.

17.3
Any party may by notice to any other party change the physical address chosen as its delivery address for notices vis-à-vis that party to another physical address, or its telefax number: Provided that the change shall become effective vis-à-vis that addressee on the 10th business day from the deemed receipt of the notice by the addressee.

17.4	Any notice to a party:

17.4.1
sent by prepaid registered post (by airmail if appropriate) in a correctly addressed envelope to it at its delivery address shall be deemed to have been received on the 10th business day after posting (unless the contrary is proved);

17.4.2	delivered by hand to a responsible person during ordinary business hours at its delivery address shall be deemed to have been received on the day of delivery; or

17.4.3	sent by telefax to its chosen telefax number stipulated in clause 24.1, shall be deemed to have been received on the date of despatch (unless the contrary is proved).

17.5
Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen delivery address.

18.	COSTS

The costs of and incidental to the drawing and preparation of this agreement shall be borne by the parties equally.

SIGNED at Pretoria on this 16th day of June 2008

Witnesses:
1. _________________________
2. _________________________	By:/s/ A.V. Johnson :President
(Signatures of witnesses)	(Signature of Odyssey)

SIGNED at Pretoria on this 16th day of June 2008

Witnesses:
1. _________________________
2. _________________________	By:/s/Nick Theunissen
(Signatures of witnesses)	(Signature of Trust)

SIGNED at Pretoria on this 16th day of June 2008

Witnesses:
1. _________________________
2. _________________________	By:/s/Nick Theunissen: Chairman
(Signatures of witnesses)	(Signature for ALG)